Exhibit 10.25
CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE
This Confidential Severance Agreement and General Release (“Agreement”), is made and entered into by and between the undersigned individual Geoffrey Brenner (“you,” “your,” and “yourself”) and Triumph Financial Services LLC (f/k/a Advance Business Capital LLC) (the “Company”), (collectively, the “Parties”) as follows:
WHEREAS, the Company is the wholly-owned subsidiary of TBK Bank, SSB, a Texas state savings bank (“TBK BANK”), and the indirect wholly-owned subsidiary of Triumph Bancorp, Inc., a Texas corporation (“Parent”); and
WHEREAS, the Company employed you as the Chief Executive Officer of the Company pursuant to the terms of an Employment Agreement with the Company dated July 1, 2022; and
WHEREAS, your employment with the Company was terminated on December 5, 2022 (the “Termination Date”); and
WHEREAS, the Parties desire to amicably sever the employment relationship that existed between them; and
WHEREAS, the Parties have agreed, without any Party admitting liability of any kind, to enter into this Agreement pursuant to which each and every claim and/or cause of action asserted or which could have been asserted by you against the Company will be forever and finally released; and
WHEREAS, both Parties have read and understand the terms and provisions of this Agreement, and desire and intend to be bound by the terms and provisions of this Agreement.
    NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements herein contained, and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Release and Waiver Agreement. You acknowledge and understand that this Agreement is a release and waiver contract and that this document is legally binding. You and the Company understand that by signing this Agreement, each party has read and understood each provision and is agreeing to all the provisions set forth in the Agreement.
2.    Claims Covered by Agreement. You and the Company acknowledge and understand that this Agreement applies only to claims that accrue or have accrued prior to the date this Agreement is executed by you and the Company.
3.    Severance Compensation and Severance Benefits. In exchange for the promises you make in this Agreement, the Company covenants and agrees to provide you with Severance Compensation and Severance Benefits (defined below). You acknowledge that the Severance Compensation and Severance Benefits are in addition to any monies or benefits to which you were already entitled.
a.    The Company covenants and agrees to pay you severance compensation in the gross amount of Four Hundred Fifty Thousand Dollars ($450,000), representing the amount of cash severance, equal to one year of your base salary, which you are

Confidential Severance Agreement and General Release      [EMPLOYEE] Initials: __GB___

entitled to pursuant to Section 3.3(e)(ii)(A) of your Employment Agreement with the Company as a lump-sum payment to be made by the Company within sixty (60) days of the Termination Date (the “Severance Compensation”). The Company’s payment of the Severance Compensation is subject to all federal, state, and local taxes and all other applicable withholdings.
b.     In addition to the Severance Compensation contained in Section 3(a), the Company covenants and agrees: (i) the Prorated Portion of Performance Restricted Stock Units you are entitled to pursuant to Section 2(c)(i) of the Performance Restricted Stock Unit Agreement (“2019 SEG Award”), dated December 31, 2019, you entered into with the Parent shall be issued to you in accordance with the terms of such award agreement following the conclusion of the Performance Period and determination of achievement of the Performance Goals (each as defined in such award agreement); (ii) the Company covenants and agrees to pay you additional severance compensation in the gross amount of Seven Hundred Fifty Thousand Dollars ($750,000), to be made in a lump-sum payment to be made by the Company within sixty (60) days of the Termination Date, subject to all federal, state, and local taxes and all other applicable withholdings; and (iii) the Company covenants and agrees that you and your eligible dependents will be entitled to continued participation in the Company’s medical, dental and vision plans, at then existing participation and coverage levels, for twelve (12) months from the Termination Date with the Company paying the entire premiums for such coverage. Such Company-paid medical, dental and vision plan coverage will be in addition to any right you have to continue such coverages by reason of your termination of employment with the Company under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law (collectively, the “Severance Benefits”).
4.    Cooperation. In consideration of the Company’s agreement to pay the Severance Compensation and Severance Benefits, you agree that you shall cooperate with the Company by promptly complying with reasonable requests of the Company, including, but not limited to, reasonable requests for information and reasonable requests related to the conduct of the Company’s business and your former duties as an employee of the Company.
5.    Release and Waiver. In consideration for the Severance Compensation and Severance Benefits described in this Agreement, you agree to the following:
a.    You knowingly and voluntarily agree to waive and release the Company, its parents, affiliates, and subsidiaries, their respective owners, officers, directors, employees, shareholders, representatives, and agents, including their successors and assigns (collectively, the “Released Parties”), with respect to any and all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to: (i) your employment; (ii) the Released Parties’ refusal or failure to continue your employment; or (iii) the termination of your employment, including, but not limited to, claims for compensation, bonuses, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, work-related accident, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation or ordinance relating to employment, employment discrimination or retaliation, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. §201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act of 1974, as

Confidential Severance Agreement and General Release [EMPLOYEE] Initials: ____GB_

amended, 29 U.S.C. § 1000 et seq., except as provided below; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Texas Commission on Human Rights Act, as amended, Tex. Lab. Code § 21.001, et seq.; or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by federal, state, local or other jurisdiction or political subdivision.
Notwithstanding the foregoing, you are not releasing or waiving your right to file a claim for a benefit under a Company benefit plan in which you are a participant, to administratively appeal a denied claim for any such benefit pursuant to the terms of the plan’s internal claims procedure and following exhaustion of the plan’s internal claims procedure, to file an action under the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000 et seq.
b.    Also in consideration for the Severance Compensation and Severance Benefits and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby fully, finally, and completely release the Released Parties of and from any and all claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”) arising on or before the date of this Agreement, and hereby acknowledge and agree that: this Agreement was negotiated at arm’s length; this Agreement is worded in a manner that you fully understand; you specifically waive any rights or claims under the ADEA; you knowingly and voluntarily agree to all of the terms set forth in the Agreement; you acknowledge and understand that any claims under the ADEA that may arise after the date of this Agreement are not waived; the rights and claims waived in this Agreement are in exchange for consideration over and above anything to which you were already undisputedly entitled.
c.    You understand and agree that by signing this Agreement, you—on behalf of yourself, your family, assigns, representatives, agents, estate, heirs, beneficiaries, executors, administrators, successors, and/or attorneys, if any—agree to give up any right or entitlement you may have under federal, state or local law against the Released Parties, concerning any events related to your employment or termination, or the Company’s failure to continue your employment. This Agreement extinguishes any potential employment discrimination claims you may have relating to your employment with the Company and the Company’s termination of your employment existing on the date you sign this Agreement.
d.    You further represent and warrant that you have not assigned to any third party any claim involving the Released Parties or authorized any third party to assert on your behalf any claim against the Released Parties. If a third party asserts a claim against the Released Parties on your behalf or includes you as a class member in any class action involving any claim, you agree to not accept any benefits or damages relating or arising out of such claim.
e.    You additionally represent, warrant and agree that you have received full and timely payment of all wages, salary, bonuses, and other compensation, and benefits that may have been due and payable to you by the Released Parties. You further represent, warrant and agree that you have received all leave or other benefits that may have been available to you under the Family and Medical Leave Act of 1993 (“FMLA”) or any comparable state law and that you have not been denied any rights or benefits available to you under the FMLA or any comparable state law. You expressly acknowledge and agree that the Released Parties are entering into this Agreement in reliance upon these representations by you.
f.    You understand that this Agreement also precludes you from recovering any relief as a result of any lawsuit, grievance or claims brought on your behalf and arising out of your employment or termination of, or separation from, employment provided that

Confidential Severance Agreement and General Release [EMPLOYEE] Initials: ____GB_

nothing in this Agreement will affect your entitlement, if any, to workers’ compensation or unemployment compensation.
g.    You understand that by signing this Agreement, you are waiving any right to reinstatement with the Company, and you agree that you will not apply for employment with the Company or any of its affiliates in the future.
6.    Consultation with Attorney, Review Period, and Revocation Period.
a.You are advised, and acknowledge that you have been advised, to consult with an attorney prior to executing this Agreement concerning the meaning, import, and legal significance of this Agreement. You acknowledge that you have read this Agreement, as signified by your signature hereto, and are voluntarily executing the same for the purposes and consideration herein expressed.
b.You acknowledge that you have been provided with a period of at least twenty-one (21) calendar days within which to consider, review, and reflect upon the terms of this Agreement. Any discussions about or changes to the Agreement, whether material or immaterial, do not restart the running of the 21-day period.
c.You have seven (7) calendar days in which you may revoke this Agreement after you sign it. Notify the Company in writing prior to the expiration of seven (7) calendar days after you have signed the Agreement.
d.This Agreement shall not be effective until the expiration of seven (7) calendar days after you sign it without revoking it (the “Effective Date”). Any amounts payable under this Agreement shall be paid no sooner than the expiration of seven (7) calendar days after you sign the Agreement.
7.    Pursuit of Released Claims. You agree and represent that you will not be a class action representative, file any representative claims or in the future file any claim, lawsuit, or complaint against any of the Released Parties based on the claims released in this Agreement. You also agree that the Released Parties will not be required to pay any amount they might otherwise be obligated to pay, if someone were to bring a lawsuit in which he/she represents you in a representative or class action based on the claims released in this Agreement, except that you do not waive any right you may have to an award paid by the Securities and Exchange Commission (“SEC”). You promise never to seek any damages, remedies, or other monetary relief for yourself personally (any right to which you hereby waive) by filing or prosecuting a charge with any administrative agency with respect to any claim purportedly released by this Agreement. Nothing herein precludes you from filing an administrative charge with a government agency charged with enforcement of the law, including but not limited to the Equal Employment Opportunity Commission, SEC, and the National Labor Relations Board, or participating in a government agency investigation. Nothing herein precludes any Party from pursuing a claim for breach of this Agreement.
8.    Confidentiality. You shall treat the terms of this Agreement as strictly confidential. You shall not disclose the terms of this Agreement to anyone other than your spouse, attorney, accountant or financial or tax advisor, without the Company’s prior written approval, except as may be required by law, or court order. If you receive a request pursuant to applicable law to disclose the existence or terms of this Agreement, you shall promptly notify the Company to enable it to seek a protective order or other appropriate remedy. You agree to notify your spouse, attorney, accountant and financial or tax advisor of the confidential nature of this Agreement. You may use this Agreement as evidence in a subsequent proceeding in which you

Confidential Severance Agreement and General Release [EMPLOYEE] Initials: ____GB_

allege a breach of this Agreement. Other than the exceptions set forth herein, you agree you shall not voluntarily introduce this Agreement as evidence in any proceeding or in any lawsuit unless required by law or court order. You agree that your confidentiality obligation is contractual, and its terms are material to this Agreement.
9.     Reaffirmation of Restrictive Covenants. You hereby acknowledge and agree that you are bound by the Restrictive Covenants set forth in Section 4 of your Employment Agreement with the Company. Notwithstanding any provision in this Agreement, you hereby reaffirm such Restrictive Covenants and acknowledge and agree that your obligations pursuant to the Restrictive Covenants will survive beyond the Termination Date and shall remain in full force and effect.
10. Company Property; Resignations. Prior to the Effective Date, you shall return to the Company any materials and information (and copies or representations thereof) and property belonging to Company which are in your possession, custody, or control. You also hereby confirm your resignation, effective as of the Termination Date, from any positions as an officer, director or manager of the Company and any of its affiliates, including as an officer and member of the Board of Managers of the Company, and as a member of the Board of Directors of the Company’s affiliate, Triumph Insurance Group, Inc.
11.    Public Statements. You will not make any untrue, misleading, or defamatory statements concerning the Released Parties. You shall not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Released Parties, or otherwise take any action which might reasonably be expected to cause damage or harm to the Released Parties. However, nothing in this Agreement prohibits you from communicating with or fully cooperating in the investigations of any governmental agency on matters within their jurisdictions. However, this Agreement does prohibit you from recovering any relief, including without limitation monetary relief, as a result of such activities. In agreeing not to make disparaging statements regarding the Released Parties, you acknowledge that you are making a knowing, voluntary and intelligent waiver of any and all rights you may have to make disparaging comments about the Released Parties including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights. __GB___ [initialed]
12.    Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission of liability or as an admission that any of the Released Parties have acted wrongfully with respect to you. Each of the Released Parties specifically denies and disclaims any such liability or wrongful acts.
13.    Knowing and Voluntary Agreement. You acknowledge and agree that after you received a copy of this Agreement: (i) you have had an opportunity to review this Agreement and to consult an attorney before signing it; and (ii) you enter into the Agreement knowingly, voluntarily and after any consultations with your attorney or other advisor as you deemed appropriate.
14.    Choice of Law. Both parties understand and agree that the laws of the State of Texas or, where applicable, federal law, will govern the validity, interpretation and effect of this Agreement.
15.    Jury Trial Waiver. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AND FURTHER AGREE THAT EITHER PARTY MAY FILE AN ORIGINAL

Confidential Severance Agreement and General Release [EMPLOYEE] Initials: ____GB_

COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO SUCH WAIVER.
16.    Severability. The Company and you agree that, if any term of this Agreement shall be determined by a court to be void or unenforceable, the remaining provisions will remain effective and legally binding, and the void or unenforceable term shall be deemed not to be a part of this Agreement.
17.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute together one in the same instrument, and will be effective upon execution by all Parties. Facsimile and electronic signatures shall be deemed original signatures for all purposes.
18.    Amendments. Any modification of this Agreement or additional obligation assumed by any Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party or an authorized representative of each Party. Additionally, this Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by all Parties.
19.    Remedies. Any material breach by you of the terms and conditions contained in this Agreement shall give the Company the right to discontinue the performance of any unperformed duties and obligations under this Agreement to the extent permitted by applicable law. If you breach any term of the Agreement, any delay by the Company to enforce the Agreement shall not be deemed a waiver, acceptance, or acquiescence. No waiver shall bind the Company unless supported by consideration, executed in writing, and delivered to you by an authorized Company officer.
20.    Effective Period.     This Agreement is null and void if: (i) you fail to execute and return it within 21 calendar days of receipt; or (ii) you sign it within 21 calendar days, but revoke your execution within seven (7) calendar days after signing it.
21.    Entire Agreement. This Agreement constitutes our entire agreement regarding the termination of your employment with the Company and the payment of the Severance Compensation and Severance Benefits. This Agreement supersedes any prior agreements or understanding between you and the Released Parties. You acknowledge that you enter into this Agreement without reliance on any written or oral promise or representation, other than those contained in this Agreement.

Confidential Severance Agreement and General Release [EMPLOYEE] Initials: ____GB_

IN WITNESS WHEREOF, this Confidential Severance Agreement and General Release has been executed by each of the listed parties as of the date(s) set forth below.

AGREED TO AND ACCEPTED:
GEOFFREY BRENNER                TRIUMPH FINANCIAL SERVICES LLC
This _24th____ day of December, 2022        This __28th___ day of December, 2022

/s/ Geoffrey Brenner                    By:    /s/ Stephen D. Grossi
Geoffrey Brenner
Name:    Stephen D. Grossi

Title: EVP, Chief Human Resources Officer

Title:

Confidential Severance Agreement and General Release [EMPLOYEE] Initials: ____GB_